EXHIBIT 10.37

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (the “Agreement”) is made and entered into as of this 23rd day of May, 2024 (“Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Corporation”) and Jane Nielsen (“Executive”).

W I T N E S S E T H:,
WHEREAS, Executive and the Corporation had entered into an employment agreement effective March 31st, 2019 (the “Employment Agreement”);
WHEREAS, the Corporation and Executive wish to set forth certain promises, agreements, and understandings in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged (and is in addition to what Executive is legally entitled to), the Corporation and Executive do hereby agree as follows:
1.Payments to Executive by the Corporation. In exchange for agreeing to and complying with the terms of this Agreement (including, without limitation, the release it contains in Section 6), and subject to Executive not revoking this Agreement pursuant to Section 17, and provided that Executive is not terminated for Cause, as defined in the Employment Agreement, prior to the End Date, as defined below, Executive (or, if applicable, her estate) shall receive the following consideration (which Executive acknowledges is sufficient and in addition to what Executive would be legally entitled to) and be treated in the following manner:
(a)Executive shall remain on the Corporation’s payroll as an employee with the title of Chief Operating Officer, comply with the Corporation’s Code of Business Conduct and Ethics, perform her duties of employment as would reasonably be expected of an executive with her title, including completing several critical Corporation projects Executive has discussed with the Corporation’s Chief Executive Officer and Chief People Officer, and lead the transition of her workflows and responsibilities to the executives who would assume those duties after her departure, until March 29th, 2025 (the “End Date”), on which date her employment shall cease. Prior to the End Date: (i) Executive’s direct reports shall include the Corporation’s Chief Financial Officer; (ii) Executive shall report to the Chief Executive Officer; (iii) Executive shall receive her regular base salary, less applicable withholdings, in bi-weekly installments pursuant to the normal payroll practices of the Corporation; (iv) Executive shall receive her actual EAOIP bonus for the Company’s 2024 fiscal year on the date that those bonuses are paid to the other Named Executive Officers; (v) and Executive’s fiscal year 2025 equity award under the Corporation’s 2019 Long-Term Stock Incentive Plan (“LTSIP”), expected to be granted on or about August 15, 2024, shall have a target grant value of $8M, which shall be divided equally between performance share units (PSUs) and restricted share units (RSUs), on the same terms

(except as modified herein) applicable to other senior executive officers of the Corporation. Until the End Date, Executive shall comply in all material respects with the applicable policies of the Corporation, including the insider trading policy (it being understood and agreed that, so long as her trades are in compliance with the policy, Executive shall be permitted to sell shares of the Corporation’s common stock whether pursuant to a Rule 10b5-1 trading plan or otherwise).
(b)The Corporation shall pay to Executive the amount of one million and fifty thousand dollars ($1,050,000), less applicable withholdings, equivalent to fifty-two (52) weeks of Executive’s base salary, with payments commencing on the Corporation’s first payroll date following the 30th day after the End Date and continuing in equal bi-weekly installments pursuant to the normal payroll practices of the Corporation for a period of fifty-two (52) weeks (the “Non-Compete Period” ), provided that the initial payment shall include the base salary amounts for all payroll periods from the End Date through the date of such initial payment (for purposes of Section 409A (as defined in Section 19), Executive’s right to receive installment payments pursuant to this Section 1(b) shall be treated as a right to receive a series of separate and distinct payments).
(c)Executive’s eligibility for participation in all benefit plans of the Corporation will cease as of the End Date, except for Executive’s right to group medical and dental coverage pursuant to COBRA. In this regard, for thirty-six (36) months following the End Date, subject to Executive’s timely election of COBRA, the Corporation shall pay the employer’s share of the monthly premium for Executive’s group medical and dental coverage, while Executive will be responsible for paying the employee’s share of such monthly premium. Executive’s participation in the Corporation’s group medical or dental insurance plan and the Corporation’s obligation to pay the employer’s share of the premium shall immediately cease at such time as Executive becomes eligible for a future employer’s medical and/or dental insurance coverage (or would become eligible if Executive did not waive coverage).
(d)The Corporation shall pay to Executive her EOAIP bonus based on the Corporation’s performance as calculated for the Corporation’s other Named Executive Officers, for the Corporation's 2025 fiscal year on the date that 2025 fiscal year EOAIP bonuses are paid to those other Named Executive Officers.
(e)On the payroll pay date closest to the last day of the Non-Compete Period, the Corporation shall pay Executive an additional lump sum amount of one million eight hundred and thirty-seven thousand five hundred dollars ($1,837,500), an amount equal to her target bonus, less applicable holdings.
(f)Executive shall immediately vest in all time-based RSUs awarded to her as of the End Date. With respect to any unvested PSUs awarded through the End Date, all such unvested PSUs will cease to be subject to any continued employment requirement, as of the End Date will remain outstanding and will vest at the end of the applicable performance period based on the Corporation's actual degree of achievement of the applicable performance goals. All such awards (RSUs and PSUs) will be paid out in their entirety as per the terms of the LTSIP as soon as practicable but no later than thirty (30) days after the vesting date.

(g)The Corporation shall pay Executive on the first payroll pay date of the Non-Compete Period her legal fees and expenses which she incurs in connection with this Agreement, provided that prior to the End Date Executive presents bills, invoices, receipts or other supporting documentation for those fees and expenses, up to a maximum amount of $40,000.
(h)Other than the payments and benefits specifically set forth in this Agreement, and other than the accrued and unused vacation time which Executive is eligible to receive under the Corporation’s paid time off policy, Executive agrees that the Corporation and its subsidiaries, affiliates and licensees do not owe Executive any additional payments, compensation, remuneration, bonuses, incentive payments, benefits, stock options, warrants, restricted stock units, severance, reimbursement of expenses, or commissions of any kind whatsoever, or other similar compensation, including any obligations owed to Executive under any employment agreement, offer letter or otherwise, including but not limited to the Employment Agreement. Notwithstanding the foregoing, Executive shall be entitled for the rest of her natural life to take advantage of the Corporation’s merchandise discounts available to the Corporation’s US-based employees under the Corporation’s Employee Discount Policy, as may be changed from time to time in the Corporation’s sole discretion, provided that she complies with all terms and conditions of that policy.
2.Return of Property. On or prior to the End Date, Executive agrees to return to the Corporation any and all files or other property of the Corporation and its subsidiaries, affiliates and licensees (said property includes, but is not limited to, purchase orders, financial reports and statements, projections, forecasts, balance sheets, income statements, budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, investor reports, books, reports to directors, minutes, resolutions, certificates, bank account numbers, passwords, credit cards, computers, laptops, cellular or other smartphones, tablet devices, calculators, identification and security cards, beepers, keys, deeds, contracts, office equipment and supplies, records, computer discs, emails and other electronic files of the Corporation, etc.) without retaining any copies or extracts thereof.
3.Confidentiality of this Agreement. Executive, Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns agree that this Agreement, and any and all matters concerning Executive’s separation from the Corporation, will be regarded as privileged communications between the parties, and that they will not reveal, disseminate by publication of any sort, or release in any manner or means this Agreement or any matters, factual or legal, concerning this Agreement or Executive’s separation to any other person or entity, except as required by legal process (in which case, Executive agrees to forthwith provide written notice of said legal process as set forth below prior to the production of the requested information). Notwithstanding the foregoing, Executive may reveal the relevant terms of this Agreement to Executive’s spouse, accountants, Communication Advisors and attorneys, provided that such parties agree to be bound by the confidentiality provisions herein. Executive shall have approval rights to any press release or official internal communications regarding her departure from the Corporation, with such approval not to be unreasonably delayed or withheld, and with Executive’s understanding that such approval shall be subject to the Corporation’s right to proceed without her approval if required to comply with SEC disclosure obligations or other applicable laws. In connection with such approval rights, the Corporation shall provide drafts of the proposed press release(s) and official internal communication(s) to Executive a reasonable period of time prior to their issuance. Nothing in this provision shall prohibit the Corporation from disclosing this Agreement to the extent required by law or pursuant to Securities and Exchange Commission (“SEC”) reporting obligations. Notwithstanding the foregoing, in the event this Agreement is publicly filed, the above limitations shall not include any information publicly disclosed.
4.Obligations.
(a)In exchange for the payments and benefits set forth in Section 1 herein, Executive agrees during the Non-Compete Period, Executive shall for no additional compensation or benefits whatsoever be available telephonically and by email if requested by the Corporation to assist in transitioning Executive’s former duties and responsibilities for the Corporation.
(b)With the exception of the duties and responsibilities set forth in this Section 4, Executive acknowledges and agrees that Executive is relieved of all duties and responsibilities for the Corporation and its subsidiaries, affiliates and licensees as of the End Date, that Executive does not have the authority to bind the Corporation or any of its subsidiaries, affiliates or licensees, and that Executive shall not contact any past, current, or prospective customers, distributors, manufacturers, partners or suppliers of the Corporation or any of its subsidiaries, affiliates or licensees (i) on behalf of the Corporation or (ii) with the intent of reducing, interfering or ceasing the relationship between the Corporation and any of the parties referred to in this sentence. Effective as of the End Date, Executive shall cease and be deemed to have resigned from any and all titles, positions and appointments Executive holds with the Corporation and any of its affiliates, whether as an officer, director, employee, trustee, committee member or otherwise). Executive agrees to execute any documents reasonably requested by the Corporation in accordance with the preceding sentence.
(c)The Executive, on behalf of Executive, Executive’s agents, attorneys, heirs, executors, administrators, affiliates and assigns, agrees that Executive shall not at any time from and after the Effective Date engage in any form of conduct, or make any statements or representations (whether written or oral), that is reasonably likely to disparage or otherwise impair the reputation, goodwill or commercial interests of the Corporation, its management, stockholders, directors, employees, subsidiaries, affiliates or licensees.
(d)Executive further agrees that Executive will cooperate fully with the Corporation in connection with any existing or future litigation involving the Corporation, whether administrative, civil or criminal in nature, in which and to the extent the Corporation deems Executive’s cooperation necessary. The Corporation shall pay a reasonable per diem fee (not less than the equivalent of her base salary rate under Section 1(b) hereof, prorated for partial days) and all reasonable, documented travel and other expenses incurred by Executive in connection therewith as long as such expenses and costs are approved in advance in writing by the Corporation.

(e)Executive agrees that she shall comply with the non-compete provisions contained in Section 3.1 of the Employment Agreement, with (i) Executive’s service as a non-employee director of a Competing Business prohibited for only six (6) months following the End Date and (ii) the definition of “Competing Business” removed and restated to read as follows: “For purposes hereof, ‘Competing Business” shall mean the following corporate entities, including all subsidiaries and affiliates of such entities and regardless of any name change, merger, acquisition or other corporate reorganization following which the corporate entity’s business remains substantially the same: Abercrombie & Fitch Co., American Eagle Outfitters Inc., Brunello Cucinelli S.p.A, Burberry Limited, Compagnie Financiere Richemont SA, Capri Holdings Limited, Chanel S.A., Foot Locker, Inc, G-III Apparel Inc., Giorgio Armani Corp., Hanesbrands Inc., Hugo Boss AG, J. Crew Group, Inc. Jordache Enterprises, Inc., Levi Strauss & Co., lululemon athletica inc., LVMH Moët Hennessy Louis Vuitton, Nike, Inc., PVH Corp., Tapestry Inc., Tory Burch LLC, Under Armour, Inc., Urban Outfitters Inc., V.F. Corporation, and Vineyard Vines LLC.
(f)Executive agrees that until the End Date and for a period of twenty-four (24) months after the End Date, Executive will not solicit, hire or retain any employee or individual independent contractor of the Corporation or any of its subsidiaries and affiliates thereof away from employment, consultancy or retention by any such entities or to reduce or cease doing business with any such entities. As used herein, “solicit” shall include, without limitation, requesting, encouraging, enticing, assisting, or causing, directly or indirectly.
(g)Executive represents and warrants that, as of the End Date, Executive will not have any personal expenses, loans or other obligations due to the Corporation or any of its subsidiaries, affiliates or licensees and agrees that if any such amounts are owed to the Corporation or any of its subsidiaries, affiliates or licensees, the Corporation may deduct such amounts from the payments to be made to Executive under the terms of this Agreement; provided, however, that the maximum amount that the Corporation may deduct from any payments to be made to Executive under the terms of this Agreement that are subject to Section 409A (as defined in Section 19) is $5,000 (and Executive shall repay to the Corporation any such amounts in excess of $5,000).
5.Nondisclosure of Confidential Information. Executive agrees not to disclose or cause to be disclosed in any way to any person or entity in any fashion any confidential, trade secret, or proprietary information or documents relating to the Corporation or any of its subsidiaries, licensees or affiliates or Executive’s employment with the Corporation, including, but not limited to, the operations of the Corporation and its affiliates, licensees and subsidiaries, strategies, financial information, financial statements, budgets, products, marketing data, business plans, technology, research and development, client, and client lists, price and cost information, merchandising opportunities, expansion plans, designs, store plans, customer, supplier and subcontractor identities, characteristics and agreements, salary, staffing and employment information, and non-public information regarding Mr. Ralph Lauren and members of his family (“Confidential Information”). Notwithstanding any other provision of this Agreement: (i) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit, arbitration or other proceeding; (ii) if Executive files a lawsuit or arbitral action for retaliation by the Corporation for reporting a suspected violation of law, Executive may disclose the Corporation’s trade secrets to Executive’s attorney and use the trade secret information in the court or arbitral proceeding if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
6.Release.
(a)In consideration for the payments and benefits to be provided to Executive under this Agreement, Executive, with the intention of binding Executive, Executive’s agents, attorneys, representatives, heirs, issue, executors, affiliates, successors, administrators and assigns, does hereby irrevocably and unconditionally forever release and discharge the Corporation, and its subsidiaries, affiliates, divisions and licensees, as well as each of their respective stockholders, managers, members, partners, heirs, executors, administrators, agents, employees, officers, directors, predecessors, successors, insurers, assigns, representatives and attorneys, of and from any and all manner of actions, causes of action, suits, complaints, debts, sums of money, costs, damages, losses, interests, attorneys’ fees, expenses, liabilities, charges, claims, obligations, promises, agreements, counterclaims and demands, whatsoever, in law or in equity or otherwise, that Executive now has or may have, whether mature, direct, derivative, subrogated, personal, assigned, both known and unknown, foreseen or unforeseen, contingent or actual, liquidated or unliquidated, arising from the beginning of the world until the Effective Date, including, but not limited to, any claims arising in any way out of Executive’s employment with the Corporation or the termination of Executive’s employment with the Corporation. The foregoing release of claims by Executive includes, but is not limited to, any and all claims under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans with Disabilities Act (“ADA”), 42 U.S.C. § 12101 et seq., the Civil Rights Act of 1991, 42 U.S.C. § 1981a et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (“FLSA”), 29 U.S.C. § 201 et seq., the Family and Medical Leave Act (“FMLA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the United States Constitution, the Constitution of the State of New York, the Constitution of the State of New Jersey, the New York State Human Rights Law, N.Y. Exec. Law § 291 et seq., the New York City Human Rights Law, N.Y.C. Admin. Code, § 8-107 et seq., the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Conscientious Employee Protection Act (“CEPA”), N.J.S.A. § 34:19-1-8, the Sarbanes-Oxley Act of 2002, et seq., (each as amended) and all other similar federal, state, or municipal statutes or ordinances, including any other local, state or federal law, regulation or ordinance prohibiting discrimination or pertaining to employment, and any contract, tort, or common law theories with respect to Executive’s hiring by the Corporation, the terms and conditions of Executive’s employment with the Corporation, and/or the termination of Executive’s employment with the Corporation. Executive does not waive Executive’s rights to any claims which may not be released as a matter of law.

(b)The Corporation and Executive understand and agree that the release set forth in Section 6(a) above does not in any way affect the rights and obligations of the parties created under this Agreement and the rights of either party to take whatever steps may be necessary to enforce the terms of this Agreement or to obtain appropriate relief in the event of any breach of the terms of this Agreement. In addition, such release does not affect Executive’s right to compensation accrued but unpaid as of the Effective Date and further such release does not affect Executive’s right to the benefit of any Corporation insurance policy to the extent she would be covered under the policy or any indemnity obligation of the Corporation. Executive acknowledges that Executive has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that Executive is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive acknowledges and agrees that she has not alleged any claim the factual foundation for which involves discrimination or harassment, and the payments and benefits in Section 1 of this Agreement do not constitute a settlement or payment related to sexual harassment or sexual abuse as set forth under § 162(q) of the Internal Revenue Code. Notwithstanding the foregoing, consistent with the Company’s practice of requiring a release of all claims in exchange for the payment of any severance, Executive expressly acknowledges and agrees that the release in Section 6 of this Agreement is a general release of all claims including but not limited to any claims based on alleged discrimination or harassment.
(c)Nothing in this Agreement prohibits Executive from disclosing any facts or circumstances related to discrimination or harassment (if any). Further, neither the release set forth in Section 6(a) nor anything else in this Agreement prohibits Executive from (i) initiating or causing to be initiated on Executive’s behalf any, complaint, charge, claim or proceeding against the Corporation before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under the ADEA as contained in Section 6(a) of this Agreement (but no other portion of such waiver) or (ii) reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body; (iii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by an appropriate local, state, or federal agency; (iv) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Executive is entitled; or (v) receiving a monetary award, including a whistleblower award, from any state or federal governmental or regulatory authority or any self-regulatory organization in connection with reporting violations of law or regulation.
7.Certain Forfeitures in Event of Breach. Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, in the event that Executive breaches or has breached any obligation under this Agreement, Executive will forfeit immediately Executive’s right to receive any unpaid payments and benefits set forth in Section 1 herein, and to the extent any payments have been made by the Corporation, upon written demand by the Corporation Executive shall immediately return such payments to the Corporation.

8.No Admission of Liability. Executive acknowledges and agrees that any payments or benefits provided to Executive under the terms of this Agreement do not constitute an admission by the Corporation or any of its subsidiaries, affiliates or licensees that they have violated any law or legal obligation with respect to any aspect of Executive’s employment with the Corporation.
9.Entire Agreement. The Corporation and Executive each represent and warrant that no promise or inducement has been offered or made except as herein set forth and that the consideration stated herein is the sole consideration for this Agreement. This Agreement is a complete and entire agreement and states fully all agreements, understandings, promises and commitments as between the Corporation and Executive and as to the termination of their relationship; this Agreement supersedes and cancels any and all other negotiations, understandings and agreements, oral or written, respecting the subject matter hereof, including any prior employment or severance agreements between the Corporation and Executive, and including but not limited to the Employment Agreement except as expressly provided herein; and this Agreement may not be modified except by an instrument in writing signed by the party against whom the enforcement of any waiver, change, modification, or discharge is sought.
10.No Transfer. Executive represents and warrants that Executive has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.
11.Assignability, Choice of Law, Jurisdiction, Venue. This Agreement is personal to Executive and Executive may not assign, pledge, delegate or otherwise transfer to any person or entity any of Executive’s rights, obligations or duties under this Agreement, other than by a transfer by Executive’s will or by the laws of descent and distribution. This Agreement shall be governed by, construed in accordance with, and enforced pursuant to the laws of the State of New York without regard to principles of conflict of laws. The parties hereto waive any defense of lack of jurisdiction or venue regarding a party not being a resident of New York and hereby specifically authorize any action brought by either party to this Agreement to be instituted and prosecuted in any state or federal court located in the State of New York, County of New York. Further, the parties hereto hereby waive any right to a jury trial of any claim or cause of action based upon or arising out of this Agreement.
12.Enforceability. Each of the covenants and agreements set forth in this Agreement are separate and independent covenants, each of which has been separately bargained for and the parties hereto intend that the provisions of each such covenant shall be enforced to the fullest extent permissible. Should the whole or any part or provision of any such separate covenant be held or declared invalid, such invalidity shall not in any way affect the validity of any other such covenant or of any part or provision of the same covenant not also held or declared invalid. If any covenant shall be found to be invalid but would be valid if some part thereof were deleted or the period or area of application reduced, then such covenant shall apply with such minimum modification as may be necessary to make it valid and effective. The failure of either party at any time to require performance by the other party of any provision hereunder will in no way affect the right of that party thereafter to enforce the same, nor will it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor will the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any prior or subsequent breach of such provision or as a waiver of the provision itself.
13.Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile or as a PDF attached to an email shall be effective for all purposes.
14.Notices. For the purpose of this Agreement, notices, demands, and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given by hand, or mailed by United States registered or certified mail (or its international equivalent), return receipt requested, postage prepaid, addressed as follows:

If to Executive: Jane Nielsen
At the home address maintained by the Corporation for Ms. Nielsen in its personnel records, which shall be updated by Ms. Nielsen should she move to a different address.

If to the Corporation: Ralph Lauren Corporation
Legal Department
100 Metro Boulevard, 6th Floor
Nutley, NJ 07110
Attn: General Counsel
and provided that a written copy of the communication is sent at the same time by email, with PDF or other similar attachment if applicable, to the other party’s last known email address.
15.Nonadmissibility. To the extent permitted by applicable law, nothing contained in this Agreement, or the fact of its submission to Executive, shall be admissible evidence against the Corporation in any judicial, administrative, or other legal proceeding (other than in an action for breach of this Agreement).
16.Revocation. This Agreement, including all of the payment and benefit provisions set forth in Section 1 above, shall not become effective unless the Agreement is executed, dated and delivered to the Corporation within twenty-one (21) calendar days following the date that this Agreement is received, and is not revoked, as provided for in Section 17 herein, prior to the eighth day after this Agreement is signed by Executive.
17.Meaning of Signing This Agreement. By signing this Agreement, Executive expressly acknowledges and agrees that (a) Executive has carefully read it and fully understands what it means; (b) Executive has been advised in writing to discuss this Agreement with an independent attorney of Executive’s own choosing before signing it and has had a reasonable opportunity to confer with Executive’s attorney and has discussed and reviewed this Agreement with Executive’s attorney prior to executing it and delivering it to the Corporation; (c) Executive has been given twenty-one (21) calendar days to consider this Agreement; (d) Executive has had answered to Executive’s satisfaction any questions Executive has with regard to the meaning and significance of any of the provisions of this Agreement; (e) Executive has agreed to this Agreement knowingly and voluntarily of Executive’s own free will and was not subjected to any undue influence or duress, and assents to all the terms and conditions contained herein with the intent to be bound hereby; and (f) Executive may revoke Executive’s acceptance of this Agreement within seven (7) calendar days after Executive signs it by sending a written Notice of Revocation to the address of the Corporation as set forth in Section 14 above.
18.No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.
19.Compliance with Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Corporation determines that any compensation or benefits payable or provided hereunder may be subject to Section 409A, the Corporation reserves the right (without any obligation to do so or to indemnify Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Corporation reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A. The reimbursement of any expense under this Agreement shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of any in-kind benefits provided in any other year. For the avoidance of doubt, the Corporation shall have no obligation to indemnify or otherwise hold Executive harmless from any taxes or penalties under Section 409A.
20.Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Corporation may withhold from all amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld pursuant to any applicable laws and regulations. Executive shall be responsible for the payment of Executive’s portion of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Transition Agreement as of the days and years set forth below.

RALPH LAUREN CORPORATION
By:	/s/ ROSEANN LYNCH
Roseann Lynch
Chief People Officer and Head of the Ralph Lauren Foundation
Date: 5/22/2024

FIRST EXECUTION
EXECUTIVE
/s/ JANE NIELSEN
Jane Nielsen

Date: 5/22/2024

SECOND EXECUTION
EXECUTIVE

Jane Nielsen

Date:

Executive must sign the First Execution no later than twenty-one (21) days after the date this Agreement is presented to her. Executive must sign the Second Execution no sooner than the End Date and no later than the seventh (7th) day following the End Date. If Executive does not meet these execution deadlines, Executive will irrevocably lose the opportunity to receive the consideration detailed herein.

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